Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 2, 2002

Ladies and Gentlemen:

We have read paragraphs 1 through 4 of Item 4 included in the Form 8-K dated May
2, 2002 of MAXXAM Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP